Exhibit 10.1
William McGrath Severance Eligibility
     William McGrath is entitled to receive 12 months base salary and 12 months subsidized medical coverage under COBRA for termination due to lay-off, job elimination, restructuring or other reasons other than for cause. This severance commitment during the first year of employment shall be in lieu of any executive severance policy the Company has now or may adopt during such year, including without limitation any change in control severance policy. After the first year of employment, the executive is eligible to receive severance under guidelines or policies as established from time by time by the Human Resources and Compensation Committee of the Board of Directors, which could be more or less than 12 months of base salary. Any tax liability imposed upon you or incurred by you in connection with the severance payments and medical coverage payments, including tax liability relating to Section 280G, Section 4999 or Section 409A of the Internal Revenue Code, shall be solely your responsibility. All severance pay or benefits are conditional upon your execution of an effective agreement that complies with applicable laws in which you release the Company and all related parties from any and all claims against them.